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FOR IMMEDIATE RELEASE                       Contact: Tim Goff, President
August 17, 1999                                      713 236-9792







            BARGO ENERGY COMPANY AGREES TO ACQUIRE EAST TEXAS ASSETS

HOUSTON, TEXAS - Bargo Energy Company (OTCBB:BARG) announced today that it has signed a purchase and sale agreement with Atlantic Richfield Company (ARC) to acquire interests in 40 leases, a waterflood unit, over 60 royalty properties and an oil transportation contract in the East Texas Field for approximately $16 million. Current daily production is estimated at 2500 net barrels of oil equivalent per day from 500 producing wells. The purchase price and the interests to be acquired will be subject to customary adjustments. Closing of the transaction, which is subject to due diligence and other customary conditions, is expected to occur by August 31, 1999.

Bargo explores, develops and acquires oil and gas properties principally in Texas, Louisiana and California.


This Press Release includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this Press Release, including statements regarding the Company's estimated reserve quantities, business strategy, plans and objectives of management of the Company for future operations and budget estimates, are forward-looking statements. The Company can give no assurances that the assumptions upon which such forward looking statements are based will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") include volatility of oil and gas prices, the markets for oil and gas, environmental regulations, the substantial capital requirements associated with oil and gas operations and other factors are set forth in the Company's reports filed with the Securities and Exchange Commission, including the Company's Form 10-KSB for its 1998 fiscal year. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified by the Cautionary Statements.



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